Filed Pursuant to Rule 424(b)(5)
Registration No. 333-191289

PROSPECTUS SUPPLEMENT
(To prospectus dated September 26, 2013)

2,418,605 Shares

Common Stock

We are offering 2,418,605 shares of common stock of Federated National Holding Company pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the Nasdaq Global Market under the symbol “FNHC.” On November 19, 2013, the last reported sale price for our common stock on the Nasdaq Global Market was $12.02 per share. Any shares of our common stock sold pursuant to this prospectus supplement will be listed on the Nasdaq Global Market.

Investing in our common stock involves a high degree of risk. You should read the section titled “Risk Factors” beginning on page S-8 of this prospectus supplement and the risk factors described in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$10.750	$26,000,004
Underwriting discount(1)	$0.645	$1,560,000
Proceeds, before expenses, to us	$10.105	$24,440,004

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may purchase up to an additional 362,790 of shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments. If the underwriter exercises the option in full, the total underwriting discount payable will be $1,794,000, and the total proceeds to us, before expenses, will be $28,105,996.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or before November 25, 2013.

RAYMOND JAMES	JANNEY MONTGOMERY SCOTT

The date of this prospectus supplement is November 20, 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. This document has two parts. The first part is the prospectus supplement, in which we provide you with specific information about the shares of common stock offered and about the offering itself. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information in the documents described under the heading “Incorporation of Certain Documents by Reference,” before investing in the common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free-writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. The information we have included in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the accompanying prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. To the extent that any statement we make in this prospectus supplement differs from or is inconsistent with statements made in the accompanying prospectus or any previously filed document incorporated by reference herein or therein, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference herein and therein.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed in this prospectus supplement, including under “Risk Factors” in this prospectus supplement, and discussed from time to time in our reports filed with the SEC.

S-ii

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” in this prospectus supplement, our Annual Report on Form 10-K and the other documents we subsequently file with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

In making your decision to invest in our common stock, you should only rely on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement. You must rely on your own examination of our company.

This prospectus supplement summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus supplement. We will make conformed copies of the actual documents available to you upon request.

S-iii

SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus supplement. This summary does not contain all of the information that you should consider before making an investment decision with respect to shares of our common stock. You should read this prospectus supplement carefully, including the “Risk Factors,” together with any documents incorporated by reference before investing in shares of our common stock in this offering. In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” “our company,” “the Company,” and “FedNat” refer to Federated National Holding Company and its subsidiaries.

General Overview

We are a property and casualty insurance holding company incorporated in 1991 and headquartered in Sunrise, Florida. Through our insurance subsidiary, Federated National Insurance Company (“FNIC”), we provide homeowners’ multi-peril (“homeowners'”), commercial general liability, federal flood, personal auto and various other lines of insurance primarily in Florida and in select other states. We market and distribute our own and third-party insurers’ products and our other services through a network of approximately 3,400 independent agents, of which approximately 1,700 actively sell and service our products. We are a vertically integrated company and control substantially all aspects of insurance underwriting, distribution and claims processes through our subsidiaries.

For the nine months ended September 30, 2013, 88.0%, 4.5%, 2.8% and 4.7% of the premiums we underwrote were for homeowners', commercial general liability, federal flood, and automobile insurance, respectively. We cede 100% of the flood policies we underwrite to the National Flood Insurance Program and earn a commission for our service. In addition to Florida, FNIC is licensed as either an admitted carrier or a non-admitted carrier in 11 other states. As of September 30, 2013, approximately 95.4% of our written premiums represented policies underwritten in Florida. FNIC is currently rated by Demotech, Inc. (“Demotech”) as “A” (“Exceptional”), a rating it has maintained since 1998.

Our most significant product is homeowners' insurance on residential properties in Florida, written through independent agents. At September 30, 2013, we had approximately 100,300 homeowners' policies in force, substantially all of which covered properties in Florida. We provide standardized insurance policies and offer coverage for single-family homes, renters, tenants and condominium owners. We focus on insuring newer construction and higher value dwellings that we believe typically have better wind mitigation features and lower All Other Perils (non-catastrophe) related losses. We have a long standing relationship with an independent firm that has created sophisticated risk analytics software that allows us to analyze potential homeowners' policies for our book of business to ensure they meet our strict underwriting standards and are accretive to our risk portfolio.

History of Operations

We were incorporated in 1991 with an initial focus on writing personal automobile insurance. We completed our initial public offering in 1998 and began offering homeowners' insurance in Florida in 2000. In 2003, we shifted our business emphasis from underwriting personal automobile to our current focus of underwriting homeowners' insurance. Our name was 21st Century Holding Company until September 2012. We changed our name to Federated National Holding Company to be more consistent with the name of our insurance company and our other subsidiaries and to strengthen the brand name we have used for our insurance products in Florida for more than 20 years. Independent agents commonly refer to our company as “Federated National,” “FedNat” or “FNIC.”

Our Market

According to the U.S. Census Bureau, Florida was the fourth largest state in the country in 2012 with an estimated population of approximately 19 million. Florida’s population has grown by over 96% since 1980, and is estimated to grow by another 26% by 2030, to approximately 23.6 million people. Property ownership and development represent key drivers of the Florida economy. The Florida homeowners' insurance market is highly fragmented, dominated by domestic carriers and mostly devoid of national insurance carriers. According to data compiled by the Florida Office of Insurance Regulation (“Florida OIR”), Citizens Property Insurance Corporation (“Citizens”), a Florida not-for-profit, tax-exempt government corporation, was the largest homeowners' insurance carrier in Florida as of June 30, 2013, with approximately a 21.0% market share based on total in force direct premiums written for residential homeowners. As of the same period, we ranked 14th in Florida with a market share of 1.5%, rising from 29th in the prior year. Assuming further access to capital and reinsurance support, we believe we have the opportunity to significantly expand the size of our homeowners' insurance business in Florida.

In May 2013, SB 1770 was signed by the Governor of Florida and passed during the 2013 legislative session. This bill is intended to reform Citizens by reducing its insurance policy count and establishing the Property Insurance Clearinghouse (“Clearinghouse”). The Clearinghouse, scheduled to launch in January 2014, will make new business ineligible for Citizens if a participating insurance company is willing to afford similar coverage at a price that is no more than 15% above the price of a policy with Citizens. Similarly, existing Citizens policies will not be eligible for renewal with Citizens if a participating insurance company is willing to afford similar coverage at no additional cost over the price for a Citizens policy. This will allow potentially new and renewal policies of Citizens to be comparatively shopped by participating private market insurers before becoming, or remaining, policies of Citizens. FNIC intends to be a participating insurance company in the Clearinghouse.

Our Strategy

Continued Growth in the Florida Homeowners' Voluntary Insurance Market.  We will continue to concentrate on underwriting homeowners' policies in Florida through the voluntary insurance market. Currently, the homeowners' insurance market in Florida is attractive due to rate adequacy, favorably priced reinsurance programs, and a lack of competition from national carriers. We intend to deploy capital to further grow our homeowners' insurance business in Florida through our independent agent distribution network. According to data compiled by the Florida OIR, we ranked third for the three months ended June 30, 2013, amongst all insurance carriers based on the total number of new personal residential policies written in Florida. We have not since 2009 participated in the Citizens depopulation program, which is a program created to reduce the number of Citizens' insured properties by permitting insurance companies approved to do business in Florida to assume policies currently covered by Citizens. We have no current intention to participate in the depopulation program; as described above, however, we intend to participate in the Clearinghouse once it is operational beginning in January 2014.

Continued Expansion of Our Independent Agent Distribution Network.  We currently market our policies through a large, well established network of more than 3,400 independent agents, of which approximately 1,700 actively sell and service our policies, that we developed over 20-plus years. We differentiate ourselves from our competitors through our long-term relationships, experience in the Florida market, and strong service to our agents. Our dedicated sales and marketing team is focused on expanding our agency network in Florida and in other states.

Select Expansion in Additional States.  We will continue to focus on writing policies in Florida, but will opportunistically expand into additional states we find attractive. In addition to Florida, we are currently licensed as an admitted carrier in Alabama, Georgia, Louisiana and Texas and as a non-admitted carrier in Arkansas, Kentucky, Missouri, Nevada, Oklahoma, South Carolina, and Tennessee. We may cautiously increase our insurance underwriting in states other than Florida if we believe the business is profitable.

Opportunistic Product Diversification.  We will continue to focus on writing homeowners' policies, but will opportunistically expand into product lines we believe we can profitably underwrite. We currently underwrite homeowners', commercial general liability, fire, allied lines and personal automobile insurance in select markets.

Our Competitive Strengths

Experienced Management Team With a Long History with FedNat.  We have an experienced management team led by Michael H. Braun, Chief Executive Officer and President, and Peter J. Prygelski, III, Chief Financial Officer and Treasurer. Mr. Braun joined us in 1998 and was promoted to Chief Executive Officer in July 2008 and has served as President of FNIC since 2003. Mr. Prygelski has served as our Chief Financial Officer since June 2007 and served on our Board of Directors as an independent director from 2004 through 2007. Stephen C. Young, our Vice President of Operations, has more than 20 years of industry experience and joined us in 1995. J. Gordon Jennings III, our Vice President of Risk Management, has more than 23 years of industry experience and joined us in 2000. C. Brian Turnau, President of our wholly owned claims adjusting company, Federated National Adjusting, Inc. (“FNA”), has more than 13 years of industry experience and joined us in 2000. Christopher Clouse, our Underwriting Manager, has more than 25 years of industry experience and joined us in 2008. The majority of our management team has worked together for over a decade including during 2004 and 2005 when eight hurricanes made landfall in Florida.

Seasoned and Growing Book of Insurance Policies with Improving Profitability.  We have been underwriting personal lines property and casualty insurance since 1991 and homeowners' policies since 2000. For the three months ended June 30, 2013, only one insurer other than Citizens wrote more new personal residential policies in Florida than we did. We have improved our underwriting capabilities and standards over the past several years, which has reduced our estimated probable maximum losses as compared to our total number of in force policies and total insured value. Furthermore, over the period from 2009 through 2012, we reduced our loss and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Large Independent Agency Distribution Network.  We currently market our policies to a broad range of prospective policyholders through our well-established network of more than 3,400 independent insurance agents, of which approximately 1,700 actively sell and service our products. We developed our network over the past 20-plus years and maintain our relationships by providing high quality service to agents and policyholders and upholding our reputation for long-term stability. Insure-Link, Inc. (“Insure-Link”) is our wholly owned independent insurance agency through which we market a full line of property and casualty insurance products to individual and commercial clients. In 2013, we entered into an arrangement with Ivantage Select Agency, Inc., an affiliate of Allstate Insurance Company, to market our homeowners' policies through its captive insurance agencies.

Long-Term Relationships with Highly Rated Reinsurers.  We actively manage our exposure to catastrophic events through our underwriting and purchase of catastrophe reinsurance each year. For the 2013 hurricane season, we purchased reinsurance through 36 private reinsurers, almost all of which were rated “A-” or higher by A.M. Best Company, Inc. (“A.M. Best”), plus the Florida Hurricane Catastrophe Fund (“FHCF”). Our long-term relationships with high quality reinsurers have been developed over many years. Our reinsurance partners help us limit our exposure to catastrophic losses and improve the cost-effectiveness of our reinsurance program.

Robust Claims Capabilities.  We have cultivated an experienced claims staff that includes both desk and field adjusters who manage all aspects of our claims process through our wholly owned claims adjusting company, FNA. Our internal claims adjusting company allows us to more efficiently manage our claims, reduce our loss and LAE, and better serve our policyholders. We have minority ownership in an independent catastrophe claims adjusting company, which we believe provides us a competitive advantage in processing claims and provides significant resources to best serve our policyholders in the event of a catastrophe.

Corporate Information

Our executive offices are located 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323, and our telephone number is (800) 293-2532. Our website is www.FedNat.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and such information should not be considered to be part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer
Federated National Holding Company
Common Stock Offered
2,418,605 shares of common stock
Over-Allotment Option
We have granted the underwriters an option to purchase up to an additional 362,790 shares of our common stock to cover over-allotments, if any, within 30 days of the date of this prospectus supplement.
Common Stock Outstanding After the Offering
10,746,725 shares (11,109,515 shares if the underwriters exercise in full their over-allotment option).
Use of Proceeds
We estimate that the net proceeds from this offering after commissions and expenses will be approximately $24,165,000, or approximately $27,831,000 if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds from the sale of our common stock offered by this prospectus supplement for general corporate purposes, including as statutory capital in support of our growth.
Risk Factors
See “Risk Factors” beginning on page S-8 of this prospectus supplement, and the risk factors described in the documents incorporated by reference into this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Nasdaq Global Market Symbol
FNHC

Unless otherwise noted, all information contained in this prospectus supplement assumes no exercise of the underwriters’ option to purchase 362,790 additional shares.

The total number of shares of our common stock outstanding after this offering is based on 8,328,120 shares outstanding as of November 19, 2013. Unless otherwise indicated, the number of shares of common stock outstanding presented in this prospectus supplement excludes 849,966 shares of common stock issuable upon exercise of stock options outstanding as of November 19, 2013 at a weighted average exercise price of $3.89 per share, 750,500 shares of common stock reserved for issuance under our equity compensation plans, and shares that may be purchased by the underwriter to cover over-allotments.

Summary Financial Data

The following tables summarize the relevant financial data for our business and should be read in conjunction with the consolidated financial statements and notes thereto as of and for the nine months ended September 30, 2013 and 2012 and the years ended December 31, 2012, 2011, 2010, 2009 and 2008 and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. The operating data for the nine months ended September 30, 2013 are not necessarily indicative of the results that might be expected for the full year.

Operations data

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands except per share amounts and ratios)
Revenue:
Gross premiums written	$177,623	$89,683	$119,459	$98,269	$96,410	$104,379	$88,248
Net premiums written	99,443	40,365	68,374	51,976	43,447	48,162	53,695
Net premiums earned	71,333	42,600	59,359	48,523	45,060	47,976	65,130
Commission income	1,989	1,101	1,377	994	1,388	1,362	1,612
Finance revenue	584	363	496	518	395	294	350
Managing general agent fees	2,580	1,529	2,007	1,583	1,609	1,620	1,745
Net investment income	2,382	2,849	3,819	4,079	3,726	3,397	6,461
Net realized investment gains (losses)	2,480	(83)	1,072	2,725	6,777	1,117	(10,593)
Regulatory assessments recovered	—	—	—	109	857	2,333	2,104
Other income	618	468	517	1,632	792	755	655
Total revenue	81,966	48,827	68,647	60,163	60,604	58,854	67,464
Expenses:
Losses and LAE	36,583	20,913	30,209	30,896	40,088	43,706	41,869
Operating and underwriting expenses	10,066	6,829	9,996	9,916	10,835	9,681	7,209
Salaries and wages	7,375	6,285	8,439	8,004	8,611	7,930	7,428
Policy acquisition costs – amortization	15,370	9,712	13,255	12,347	13,025	13,747	14,760
Total expenses	69,394	43,739	61,899	61,163	72,559	75,064	71,266
Income (loss) before provision for income tax expense (benefit)	12,572	5,088	6,748	(1,000)	(11,955)	(16,210)	(3,802)
Provision for income tax expense (benefit)	4,411	1,844	2,435	(570)	(3,959)	(5,921)	(1,324)
Net income (loss)	$8,161	$3,244	$4,313	$(430)	$(7,996)	$(10,289)	$(2,478)
Earnings per share data
Net income (loss) per share – basic	$1.02	$0.40	$0.53	$(0.05)	$(1.01)	$(1.29)	$(0.31)
Net income (loss) per share – diluted	$0.99	$0.40	$0.53	$(0.05)	$(1.01)	$(1.29)	$(0.31)
Dividends paid per share	$0.08	—	$0.02	$—	$0.06	$0.36	$0.72
GAAP ratios to net premiums earned
Loss ratio(1)	51.3%	49.1%	50.9%	63.7%	89.0%	91.1%	64.3%
Expense ratio(2)	46.0%	53.6%	53.4%	62.4%	72.1%	65.4%	45.1%
Combined ratio(3)	97.3%	102.7%	104.3%	126.1%	161.0%	156.5%	109.4%

(1)	The loss ratio compares our losses and LAE incurred, net of reinsurance, to our net premiums earned, and indicates how much we expect to pay policyholders for claims and related settlement expenses compared to the amount of premiums we earn. The loss ratio uses all losses and LAE incurred in the current calendar year, regardless of the year in which the incident giving rise to the claim occurred. The lower the loss ratio percentage is, the more profitable our insurance business is, all other factors being equal.
(2)	The expense ratio compares our expenses to obtain new business and renew existing business, plus normal operating expenses, to our net premiums earned. The ratio is used to measure how efficient we are at obtaining business and managing our underwriting operations. The lower the percentage, the more efficient we are, all else being equal. Sometimes, however, a higher expense ratio can result in better business as more rigorous risk management and underwriting procedures may result in the non-renewal of higher risk accounts, which can in turn improve our loss ratio and overall profitability. The determination of which expenses should be classified as underwriting expenses can vary from company to company. Accordingly, comparability of expense ratios among and between various companies may be limited.
(3)	The combined ratio equals the sum of our loss ratio and expense ratio. The lower the percentage, the more profitable our insurance business is. This ratio excludes the effects of investment income. As the expense ratio is a component of the overall combined ratio, comparability between companies may be limited for the reasons discussed above.

Balance sheet data

	As of September 30, 2013	As of December 31,
		2012	2011	2010	2009	2008
		(Amounts in thousands except per share amount)
Assets:
Cash and investments	$215,036	$151,239	$144,672	$138,691	$142,416	$150,642
Total assets	259,020	185,888	179,980	184,049	202,889	197,102
Liabilities:
Unpaid losses and LAE	51,950	49,908	59,983	66,529	70,611	64,775
Unearned premiums	116,988	59,006	47,933	47,136	50,857	40,508
Total liabilities	184,997	119,983	121,836	126,118	135,447	120,871
Total shareholders' equity	74,023	65,905	58,144	57,931	67,442	76,231
Book value per share	$9.17	$8.26	$7.32	$7.29	$8.48	$9.51
Statutory surplus	$58,893	$52,012	$39,307	$40,603	$46,810	$56,579

RISK FACTORS

Before investing in our common stock, you should consider carefully each of the following risks and all of the information about risks included in the documents incorporated by reference, together with the other information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. If any of the risks actually were to occur, our business, financial condition, results of operations, cash flow and future prospects could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risk Related to Our Business

Our financial condition could be adversely affected by the occurrence of natural and man-made disasters.

We write insurance policies that cover homeowners, business owners and automobile owners for losses that result from, among other things, catastrophes and sinkholes. Catastrophic losses can be caused by natural events such as hurricanes, tropical storms, tornadoes, wind, hail, fires, explosions and other events, and their incidence and severity are inherently unpredictable. They can also be caused by terrorist attacks, war, riots, political instability and other man-made events. The extent of losses from a catastrophe is a function of two factors: the total amount of the insurance company's exposure in the area affected by the event and the severity of the event. Although our homeowners' policyholders are disbursed throughout Florida, substantially all of them are located in Florida, which is especially subject to adverse weather conditions such as hurricanes and tropical storms, and a substantial portion are located in southeastern Florida.

The occurrence of claims from catastrophic events could result in substantial volatility in our results of operations or financial condition for any fiscal quarter or year. Increases in the values and concentrations of insured property may also increase the severity of these occurrences in the future. Although we attempt to manage our exposure to such events through the use of underwriting controls and the purchase of third-party reinsurance, catastrophic events are inherently unpredictable and the actual nature of such events when they occur could be more frequent or severe than contemplated in our pricing and risk management expectations. As a result, the occurrence of one or more catastrophic events could have a material adverse effect on our results of operations or financial condition.

Although Florida has not experienced a hurricane during the last eight hurricane seasons, some weather analysts believe that we have entered a period of greater hurricane activity. We are exploring alternatives to reduce our exposure to these types of storms, which may increase operating expenses and may not be successful in protecting long-term profitability. If our loss experience is more adverse than is contemplated by our loss reserves, the related increase in our loss reserves may have a material adverse effect on our results of operations in the period in which the increase occurs.

Although we follow the industry practice of reinsuring a portion of our risks, our costs of obtaining reinsurance fluctuate and we may not be able to successfully alleviate risk through reinsurance arrangements.

We have a reinsurance structure that is a combination of private reinsurance and the FHCF. Our reinsurance structure is composed of several reinsurance companies with varying levels of participation providing coverage for loss and LAE at pre-established minimum and maximum amounts. Losses incurred in connection with a catastrophic event below the minimum and above the maximum are the responsibility of FNIC.

The availability and costs associated with the acquisition of reinsurance will vary year to year. We are not able to control these fluctuations which may be significant and may limit our ability to purchase adequate coverage. The recovery of increased reinsurance costs through rate action is not immediate and cannot be presumed, as it is subject to approval of the Florida OIR.

We face a risk of non-collectability of reinsurance, which could materially and adversely affect our business, results of operations and financial condition.

As is common practice within the insurance industry, we transfer a portion of the risks insured under our policies to other companies through the purchase of reinsurance. This reinsurance is maintained to protect our insurance subsidiary against the severity of losses on individual claims, unusually serious occurrences in which a number of claims produce an aggregate extraordinary loss and other catastrophic events. Although reinsurance does not discharge our insurance subsidiary from its primary obligation to pay for losses insured under the policies it issues, reinsurance does make the assuming reinsurer liable to the insurance subsidiary for the reinsured portion of the risk. A credit exposure exists with respect to ceded losses to the extent that any reinsurer is unable or unwilling to meet the obligations assumed under the reinsurance contracts. The collectability of reinsurance is subject to the solvency of the reinsurers, interpretation of contract language and other factors. A reinsurer's insolvency or inability to make payments under the terms of a reinsurance contract could have a material adverse effect on our business, results of operations and financial condition.

Our reinsurance structure has significant risks, including the fact that the FHCF may not be able to raise sufficient money to pay their claims or impair their ability to pay their claims in a timely manner. This could result in significant financial, legal and operational challenges to our company. Therefore, in the event of a catastrophic loss, we may become dependent upon the FHCF's ability to pay, which may, in turn, be dependent upon the FHCF's ability to issue bonds in amounts that would be required to meet its reinsurance obligations in the event of such a catastrophic loss.

Our January 2011 Consent Order with the Florida Office of Insurance Regulation, as amended in February 2013, limits our business in certain respects and may prevent us from growing our business.

In January 2011, we entered into a Consent Order with the Florida OIR, in connection with our request for approval of the merger of FNIC, into American Vehicle Insurance Company, one of our other subsidiaries at the time. The Consent Order was amended in February 2013 to lessen or eliminate certain of the original requirements, due to FNIC’s statutory underwriting profit during 2012. Among other things, the Consent Order as amended, requires us to limit the concentration of our homeowners' policies in Miami-Dade, Broward and Palm Beach counties. This reduction in concentration could materially adversely affect us by limiting our ability to write policies in the most populous region of the State of Florida, which could materially adversely affect our results of operations if we are not able to replace those policies with policies elsewhere in Florida or the other states in which we do business.

We may need to raise capital, in addition to the capital raised in this offering, which may not be available or may only be available on unfavorable terms, or may have to redeploy capital, which may slow our growth.

We are raising capital in this offering to fund our organic revenue growth consistent with our business plan and to maintain operating ratios at levels consistent with the requirements of our regulators and rating agencies. While we believe the capital raised in this offering, together with the cash flow generated from our operations, will be sufficient for those purposes, many factors will affect the amount and timing of our capital needs, including our growth and profitability, our claims experience, and the availability of reinsurance, as well as possible acquisition opportunities, market disruptions and other unforeseeable developments. For example, catastrophic events in our market areas, such as the hurricanes experienced in Florida in 2004 and 2005 and that may be experienced in the future, have resulted and may result in greater claims losses than anticipated, which could require us to limit or halt our growth while we redeploy our capital to pay these unanticipated claims. To the extent that our capital may be insufficient to meet future operating requirements and/or cover losses, we may need to raise additional funds through financings.

If we were required to raise additional capital, equity or debt financing may not be available at all or may be available only on terms that are not favorable to us. In the case of equity financings, substantial dilution to our shareholders’ ownership could result, or such securities may have rights, preferences and privileges that are senior to those of existing shareholders. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business or pay dividends. If we cannot obtain adequate capital on favorable terms or at all, our business, financial condition and results of operations could be materially adversely affected.

Our business is heavily regulated, and changes in regulation may reduce our profitability and limit our growth.

We are subject to extensive regulation in the states in which we conduct business. This regulation is generally designed to protect the interests of policyholders, as opposed to shareholders and other investors, and relates to authorization for lines of business, capital and surplus requirements, investment limitations, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and non-financial components of an insurance company’s business. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives. State regulatory authorities also conduct periodic examinations into insurers' business practices. These reviews may reveal deficiencies in our insurance operations or differences between our interpretations of regulatory requirements and those of the regulators.

The National Association of Insurance Commissioners, or NAIC, and state insurance regulators are constantly reexamining existing laws and regulations, generally focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws.

From time to time, some states in which we conduct business have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. In other situations, states in which we conduct business have considered or enacted laws that impact the competitive environment and marketplace for property and casualty insurance. In addition, in recent years the state insurance regulatory framework has come under increased federal scrutiny. Changes in federal legislation and administrative policies in several areas, including changes in financial services regulation and federal taxation, can significantly impact the insurance industry and us.

We cannot predict with certainty the effect any enacted, proposed or future state or federal legislation or NAIC initiatives may have on the conduct of our business. Furthermore, there can be no assurance that the regulatory requirements applicable to our business will not become more stringent in the future or result in materially higher costs than current requirements. Changes in the regulation of our business may reduce our profitability, limit our growth or otherwise adversely affect our operations.

We may experience financial exposure from climate change.

A body of scientific evidence seems to indicate that climate change may be occurring. Climate change, to the extent that it may affect weather patterns, may cause an increase in the frequency and/or the severity of catastrophic events or severe weather conditions. Our financial exposure from climate change is most notably associated with losses in connection with the occurrence of hurricanes striking Florida. We mitigate the risk of financial exposure from climate change by restrictive underwriting criteria, sensitivity to geographic concentrations, and reinsurance.

Restrictive underwriting criteria can include, but are not limited to, higher premiums and deductibles and more specifically excluded policy risks such as fences and screened-in enclosures. New technological advances in computer generated geographical mapping afford us an enhanced perspective as to geographic concentrations of policyholders and proximity to flood prone areas. Our amount of maximum reinsurance coverage is determined by subjecting our homeowner exposures to statistical forecasting models that are designed to quantify a catastrophic event in terms of the frequency of a storm occurring once in every “n” years. Our reinsurance coverage contemplates the effects of a catastrophic event that occurs only once every 100 years. Our amount of losses retained (our deductible) in connection with a catastrophic event is determined by market capacity, pricing conditions and surplus preservation. There can be no assurance that our reinsurance coverage and other measures taken will be sufficient to mitigate losses resulting from one or more catastrophic events.

Our loss reserves are estimates and may be inadequate to cover our actual liability for losses, causing our results of operations to be adversely affected.

We maintain reserves to cover our estimated ultimate liabilities for loss and LAE. These reserves are estimates based on historical data and statistical projections of what we believe the settlement and administration of claims will cost based on facts and circumstances then known to us. Actual loss and LAE reserves, however, may vary significantly from our estimates.

Factors that affect unpaid losses and LAE include the estimates made on a claim-by-claim basis known as “case reserves” coupled with bulk estimates known as “incurred but not yet reported.” Periodic estimates by management of the ultimate costs required to settle all claim files are based on our analysis of historical data and estimations of the impact of numerous factors such as (i) per claim information; (ii) company and industry historical loss experience; (iii) legislative enactments, judicial decisions, legal developments in the awarding of damages, and changes in political attitudes; and (iv) trends in general economic conditions, including the effects of inflation. Management revises its estimates based on the results of its analysis. This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for estimating the ultimate settlement of all claims. There is no precise method for subsequently evaluating the impact of any specific factor on the adequacy of the reserves, because the eventual redundancy or deficiency is affected by multiple factors.

Because of the uncertainties that surround estimated loss reserves, we cannot be certain that our reserves will be adequate to cover our actual losses. If our reserves for unpaid losses and LAE are less than actual losses and LAE, we will be required to increase our reserves with a corresponding reduction in our net income in the period in which the deficiency is identified. Future loss experience, substantially in excess of our reserves for unpaid losses and LAE, could substantially harm our results of operations and financial condition.

Our revenues and operating performance will fluctuate due to statutorily approved assessments that support property and casualty insurance pools and associations.

We operate in a regulatory environment where certain entities and organizations have the authority to require us to participate in assessments. Currently these entities and organizations include, but are not limited to, the Florida Joint Underwriters Association, the Florida Insurance Guaranty Association, or the FIGA, Citizens and the FHCF.

The insurance companies currently pass the assessments on to holders of insurance policies, in the form of a policy surcharge, and reflect the collection of these assessments as fully earned credits to operations in the period collected. The collection of these fees may adversely affect our overall marketing strategy due to the competitive landscape in Florida.

During December 2012, the Company was assessed $0.8 million by FIGA relating to the recent failures of Florida domestic property and casualty insurance companies. Future assessments are likely, although the impact of these assessments on our balance sheet, results of operations or cash flow are undeterminable at this time.

Our investment portfolio may suffer reduced returns or losses, which would significantly reduce our earnings.

Like other insurance companies, we depend on income from our investment portfolio for a substantial portion of our earnings. During the time that normally elapses between the receipt of insurance premiums and any payment of insurance claims, we invest the premiums received, together with our other available capital, primarily in debt securities and to a lesser extent in equity securities, in order to generate investment income.

Our investment portfolio contains interest rate sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. A significant increase in interest rates or decrease in credit worthiness could have a material adverse effect on our financial condition or results of operations. Generally, bond prices decrease as interest rates rise. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, investment of new premiums received and funds reinvested will earn less than expected.

Our determination of the amount of other-than-temporary impairment to record varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective investment type. We revise our evaluations and assessments as conditions change and new information becomes available, and we reflect changes in other-than-temporary impairments in our consolidated statements of income. We base our assessment of whether other-than-temporary impairments have occurred on our case-by-case evaluation of the underlying reasons for the decline in fair value. We can neither provide assurance that we have accurately assessed whether the impairment of one or more of our investments is temporary or other-than-temporary, nor that we have accurately recorded amounts for other-than-temporary impairments in our financial statements. Furthermore, historical trends may not be indicative of future impairments and additional impairments may need to be recorded in the future.

In addition, volatile and illiquid markets increase the likelihood that investment securities may not behave in historically predictable manners, resulting in fair value estimates that may be overstated compared with actual amounts that could be realized upon disposition or maturity of the security. The effects of market volatility and declining economic conditions may have unforeseen consequences on the credit quality, liquidity and financial stability of the issuers of securities we hold, or reinsurers with which we do business. Such deteriorations in financial condition can occur rapidly, leaving us unable to react to such a scenario in a prudent manner consistent with our historical practices in dealing with more orderly markets. This in turn could adversely and negatively affect our results of operations, liquidity or financial condition.

We may experience a loss due to the concentration of credit risk.

Financial instruments that potentially subject the Company to significant concentration of credit risk consist of cash and cash equivalents held in a mutual fund money market account. The Company had approximately $10.7 million and $6.8 million invested in the MTB Prime Money Market-Inst Fund Number 142 (“MTB Fund”), for which the NAIC classification is Class 1, as of December 31, 2012 and 2011, respectively. Although this fund is on the Class 1 list, the highest rating available, there can be no assurance that it will remain financially sound. If the MTB Fund were to experience financial difficulty such that it could not repay the money we have invested in the fund, our financial condition and results of operations could be materially and adversely affected.

The failure of any of the loss limitation methods we employ could have a material adverse effect on our financial condition or our results of operations.

Various provisions of our policies, such as limitations or exclusions from coverage which have been negotiated to limit our risks, may not be enforceable in the manner we intend. At the present time we employ a variety of exclusions to our policies that limit exposure to known risks, including, but not limited to, exclusions relating to certain named liabilities, types of vehicles and specific artisan activities.

In addition, the policies we issue contain conditions requiring the prompt reporting of claims to us and our right to decline coverage in the event of a violation of that condition. While we believe our insurance product exclusions and limitations reduce the loss exposure to us and help eliminate known exposures to certain risks, it is possible that a court or regulatory authority could nullify or void an exclusion or that legislation could be enacted modifying or barring the use of such endorsements and limitations in a way that would adversely affect our loss experience, which could have a material adverse effect on our financial condition or results of operations.

The effects of emerging claim and coverage issues on our business are uncertain.

As industry practices and legal, judicial, social and other conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until sometime after we have issued insurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance contracts may not be known for many years after a contract is issued.

Our failure to pay claims accurately could adversely affect our business, financial results and capital requirements.

We must accurately evaluate and pay claims that are made under our policies. Many factors affect our ability to pay claims accurately, including the training and experience of our claims representatives, the culture of our claims organization and the effectiveness of our management, our ability to develop or select and implement appropriate procedures and systems to support our claims functions and other factors. Our failure to pay claims accurately could lead to material litigation, undermine our reputation in the marketplace, impair our image and negatively affect our financial results.

In addition, if we do not train new claims adjusting employees effectively or if we lose a significant number of experienced claims adjusting employees, our claims department’s ability to handle an increasing workload as we grow could be adversely affected. In addition to potentially requiring that growth be slowed in the affected markets, we could suffer decreased quality of claims work, which in turn could lower our operating margins.

Our insurance company is subject to minimum capital and surplus requirements, and our failure to meet these requirements could subject us to regulatory action.

Our insurance company is subject to risk-based capital standards and other minimum capital and surplus requirements imposed under applicable state laws, including the laws of the state of Florida. The risk-based capital standards, based upon the Risk Based Capital Model Act adopted by the NAIC, require our insurance company to report their results of risk-based capital calculations to state departments of insurance and the NAIC. These risk-based capital standards provide for different levels of regulatory attention depending upon the ratio of an insurance company’s total adjusted capital, as calculated in accordance with NAIC guidelines, to its authorized control level risk-based capital. If we fail to meet the applicable risk-based capital or minimum statutory capital requirements imposed by the laws of Florida or other states where we do business, we could be subject to further examination or corrective action imposed by state regulators, including limitations on our writing of additional business, state supervision or liquidation, and may be required to raise additional capital. Similarly, an increase in existing risk-based capital requirements or minimum statutory capital requirements may require us to increase our statutory capital levels.

Our revenues and operating performance may fluctuate with business cycles in the property and casualty insurance industry.

Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns characterized by periods of significant competition in pricing and underwriting terms and conditions, which is known as a “soft” insurance market, followed by periods of lessened competition and increasing premium rates, which is known as a “hard” insurance market. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern, with profitability generally increasing in hard markets and decreasing in soft markets. At present, we are experiencing a hardening market in the property and casualty market in Florida because of regulatory changes. We cannot predict, however, how long these market conditions will persist. Although we do not compete entirely on price or targeted market share, negative market conditions may impair our ability to write insurance at rates that we consider appropriate relative to the risk assumed. If we cannot write insurance at appropriate rates, our revenues and operating performance may be adversely affected.

We may not obtain the necessary regulatory approvals to expand the types of insurance products we offer or the states in which we operate.

The insurance industry is highly regulated. Prior to selling a new insurance product in a state, we must obtain approval from the applicable state insurance regulators. The insurance regulators in states to which we might apply may request additional information, add conditions to the license that we find unacceptable, or deny our application. This would delay or prevent us from operating in that state. If we want to operate in any additional states, we must file similar applications for licenses, which we may not be successful in obtaining.

Adverse ratings by insurance rating agencies may adversely impact our ability to write new policies, renew desirable policies or obtain adequate insurance, which could limit or halt our growth and harm our business.

Third-party rating agencies assess and rate the ability of insurers to pay their claims. These financial strength ratings are used by the insurance industry to assess the financial strength and quality of insurers. These ratings are based on criteria established by the rating agencies and reflect evaluations of each insurer's profitability, debt and cash levels, customer base, adequacy and soundness of reinsurance, quality and estimated market value of assets, adequacy of reserves, and management. Ratings are based upon factors of concern to agents, reinsurers and policyholders and are not directed toward the protection of investors, such as purchasers of our common stock.

The withdrawal of our ratings could limit or prevent us from writing or renewing desirable insurance policies, from competing with insurers who have higher ratings, from obtaining adequate reinsurance, or from borrowing on a line of credit. The withdrawal or downgrade of our ratings could have a material adverse effect on our results of operations and financial position because our insurance products might no longer be acceptable to the secondary marketplace and mortgage lenders. Furthermore, a withdrawal or downgrade of our ratings could prevent independent agents from selling and servicing our insurance products or could increase the commissions we must pay to these agents.

We rely on independent and general agents to write our insurance policies, and if we are not able to attract and retain independent and general agents, our revenues would be negatively affected.

We currently market and distribute our products and services through contractual relationships with a network of approximately 3,400 independent agents, of which approximately 1,700 actively sell and service our products, and a selected number of general agents. Our independent agents are our primary source for our property and liability insurance policies. Many of our competitors also rely on independent agents. As a result, we must compete with other insurers for independent agents' business. Our competitors may offer a greater variety of insurance products, lower premiums for insurance coverage, or higher commissions to their agents. If our products, pricing and commissions do not remain competitive, we may find it more difficult to attract business from independent agents to sell our products. A material reduction in the amount of our products that independent agents sell or a material reduction in the number of independent agents with whom we maintain a relationship could negatively affect our results of operations and financial condition.

In February 2013, we entered into an Insurance Agency Master Agreement with Ivantage Select Agency, Inc., or ISA, an affiliate of Allstate Insurance Company, or Allstate, pursuant to which we are authorized by ISA to appoint Allstate agents to offer our homeowners' and commercial general liability insurance products to consumers in Florida. Since that time, our homeowners’ premiums and the percentage of homeowners’ premiums attributable to Allstate agents has increased rapidly. During the third quarter of 2013, 20.1% of the homeowners’ premiums we underwrote were from Allstate’s network of Florida agents, and this concentration may continue to increase. An interruption or change in our relationship with ISA could have a material adverse effect on the amount of premiums we are able to write, as well as our results of operations.

We rely on our information technology and telecommunications systems, and the failure of these systems could disrupt our operations.

Our business is highly dependent upon the successful and uninterrupted functioning of our current information technology and telecommunications systems. We rely on these systems to process new and renewal business, provide customer service, make claims payments and facilitate collections and cancellations, as well as to perform actuarial and other analytical functions necessary for pricing and product development. As a result, the failure of these systems could interrupt our operations and adversely affect our financial results. We utilize a third-party to provide certain information security related services designed to prevent an information security event or detect one timely. Although we have implemented security measures to protect our systems from computer viruses and intrusions by third parties, there can be no assurances that these measures will be effective.

Nonstandard automobile insurance historically has a higher frequency of claims than standard automobile insurance, thereby increasing our potential for loss exposure beyond what we would be likely to experience if we offered only standard automobile insurance.

Nonstandard automobile insurance is provided to insureds that are unable to obtain preferred or standard insurance coverage because of their payment histories, driving records, age, vehicle types, or prior claims histories. This type of automobile insurance historically has a higher frequency of claims than does preferred or standard automobile insurance policies, although the average dollar amount of the claim is usually smaller under nonstandard insurance policies. As a result, we are exposed to the possibility of increased loss exposure and higher claims experience than would be the case if we offered only standard automobile insurance.

Florida's personal injury protection insurance statute contains provisions that favor claimants, causing us to experience a higher frequency of claims than might otherwise be the case if we operated only outside of Florida.

Florida's personal injury protection insurance statute limits an insurer's ability to deny benefits for medical treatment that is unrelated to the accident, that is unnecessary, or that is fraudulent. In addition, the statute allows claimants to obtain awards for attorney's fees. Although this statute has been amended several times in recent years, primarily to address concerns over fraud, the Florida legislature has been only marginally successful in implementing effective mechanisms that allow insurers to combat fraud and other abuses. We believe that this statute contributes to a higher frequency of claims under nonstandard automobile insurance policies in Florida, as compared with claims under standard automobile insurance policies in Florida and nonstandard and standard automobile insurance policies in other states. Although we believe that we have successfully offset these higher costs with premium increases, because of competition, we may not be able to do so with as much success in the future, which could have a material adverse effect on our results of operations and financial condition.

Our success depends on our ability to accurately price the risks we underwrite.

The results of our operations and the financial condition of our insurance company depends on our ability to underwrite and set premium rates accurately for a wide variety of risks. Rate adequacy is necessary to generate sufficient premiums to pay losses, LAE and underwriting expenses and to earn a profit. In order to price our products accurately, we must collect and properly analyze a substantial amount of data; develop, test and apply appropriate rating formulas; closely monitor and timely recognize changes in trends; and project both severity and frequency of losses with reasonable accuracy. Our ability to undertake these efforts successfully and price our products accurately is subject to a number of risks and uncertainties, some of which are outside our control, including:

•	the availability of sufficient reliable data and our ability to properly analyze available data;
•	the uncertainties that inherently characterize estimates and assumptions;
•	our selection and application of appropriate rating and pricing techniques;
•	changes in legal standards, claim settlement practices, medical care expenses and restoration costs;
•	regulatory restrictions; and
•	legislatively imposed consumer initiatives.

Consequently, we could under-price risks, which would negatively affect our profit margins, or we could overprice risks, which could reduce our sales volume and competitiveness. In either event, the profitability of our insurance company could be materially and adversely affected.

Current operating resources are necessary to develop future new insurance products.

We currently intend to expand our product offerings by underwriting additional insurance products and programs, and marketing them through our distribution network. Expansion of our product offerings will result in increases in expenses due to additional costs incurred in actuarial rate justifications, software and personnel. Offering additional insurance products may also require regulatory approval, further increasing our costs. There can be no assurance that we will be successful bringing new insurance products to our marketplace in a manner that is profitable.

Increased competition, competitive pressures, industry developments and market conditions could affect the growth of our business and adversely impact our financial results.

We operate in highly competitive markets and face competition from national, regional and residual market insurance companies in the homeowners', commercial general liability, and automobile markets, many of whom are larger, have greater financial and other resources, have higher financial strength ratings and offer more diversified insurance coverage. Our competitors include companies that market their products through agents, as well as companies that sell insurance directly to their customers. Large national writers may have certain competitive advantages over agency writers, including increased name recognition, increased loyalty of their customer base and reduced policy acquisition costs. We may be forced to reduce our premiums significantly to compete, which could make us less profitable and have a material adverse effect on our business, results of operations and financial condition. If we do not meet the prices offered by our competitors, we may lose business in the short term, which could also result in a material adverse effect on our business, results of operations and financial condition.

Our ability to compete successfully in states outside of Florida and to expand our business footprint may also be negatively affected by our lack of an A. M. Best rating of our financial strength. Although our insurance subsidiary has a Demotech rating of “A” (Exceptional), which is generally accepted in Florida and certain other states, a rating by A. M. Best is more widely accepted outside of Florida and may cause customers and agents to prefer a policy written by an

A. M. Best-rated company over a policy written by us. In addition, some mortgage companies outside of Florida may require homeowners to obtain property insurance from an insurance company with a minimum A. M. Best rating.

Our participation in the new Florida Property Insurance Clearinghouse may not result in an increase in our premium revenue.

Pursuant to legislation passed by the Florida legislature in 2013 intended to reduce the insurance policy count of Citizens, the Clearinghouse is scheduled to launch in January 2014. This will allow all potentially new and renewal policies of Citizens to be comparatively shopped by participating private market insurers before becoming, or remaining, policies of Citizens. We intend to be a participating insurance company in the Clearinghouse.

Applications to Citizens for new homeowners’ policies and existing policies with Citizens up for renewal will be submitted to insurance companies participating in the Clearinghouse. If that process identifies a carrier willing to write a new policy at a premium that is no more than 15% higher than Citizens’ premium of comparable coverage or, in the case of a renewal, with a premium equal to or less than the policy’s renewal premium with Citizens, then that homeowner will be ineligible for coverage with Citizens. The homeowner may then choose to have an agent bind coverage with the homeowner's choice of the private-market insurers that have made the homeowner a qualifying offer of coverage.

There can be no assurance that our policy count or gross premiums will increase as a result of our participation in the Clearinghouse, because our premiums may not be below the threshold required by Citizens, other carriers participating in the Clearinghouse may be willing to offer similar policies for lower premiums, or we may decide to not provide a quote on these policies if they do not meet our underwriting guidelines.

Our senior management team is critical to the strategic direction of our company. If there were an unplanned loss of service by any of our officers, our business could be harmed.

We depend, and will continue to depend, on the services of our executive management team which includes Michael H. Braun, Chief Executive Officer and President and Peter J. Prygelski III, our Chief Financial Officer and Treasurer. Our success also will depend in part upon our ability to attract and retain qualified executive officers, experienced underwriting talent and other skilled employees who are knowledgeable about our business. If we were to lose the services of one or more members of our executive management team, our business could be adversely affected. Although we have employment agreements with our executive officers, any unplanned loss of service could substantially harm our business.

Risks Related to Our Common Stock and this Offering

Our stock price in recent years has been volatile and is likely to continue to be volatile. As a result, the market price of our common stock after this offering may drop below the price you pay, and you may not be able to resell your shares at a profit.

The market price of our common stock has experienced, and may continue to experience, significant volatility from time to time. Such volatility may be affected by various factors and events, such as:

•	our quarterly operating results, including a shortfall in operating revenue or net income from that expected by securities analysts and investors;
•	recognition of large unanticipated accounting charges, such as related to a loss reserve enhancement;
•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;
•	the limited trading volume and public float of the common stock;

•	the announcement of a material event or anticipated event involving us or our industry or the markets in which we operate;
•	the issuance of a significant number of shares; and
•	the other risk factors described in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

In recent years, the U.S. stock market has experienced extreme price and volume fluctuations, which have sometimes affected the market price of the securities issued by a particular company in a manner unrelated to the operational performance of the company. This type of market effect could impact our common stock price as well. The volatility of our common stock means that the price of our common stock may have declined substantially at such time as you may look to sell your shares of our common stock. If our share price decreases, the value of your investment could decline.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market or otherwise, by us or by a major shareholder, could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We are selling 2,418,605 shares of our common stock in this offering, which represents approximately 22.5% of our outstanding shares of common stock as of November 19, 2013 after giving effect to this offering (2,781,395 shares or 25.0% if the underwriters’ overallotment option is exercised in full). We cannot assure you that this offering will not negatively affect the price of our common stock. As a result, you may not be able to resell your shares at or above the public offering price.

In addition, we may issue additional shares of our common stock from time to time in the future in amounts that may be significant. The sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact our stock price.

As of November 19, 2013, there were 386,420 shares issuable upon the exercise of outstanding and exercisable stock options, 463,546 shares issuable upon the exercise of outstanding stock options that are not yet exercisable and 750,500 additional shares available for grant under our equity-based compensation plans. The market price of the common shares may be depressed by the potential exercise of these options or grant of these shares. The holders of these options are likely to exercise them when we would otherwise be able to obtain additional capital on more favorable terms than those provided by the options.

If we report a material weakness in our internal controls and procedures, we may lose investor confidence and remedial measures may be costly.

In accordance with applicable law, we are required to document, evaluate and test our internal controls and procedures, including corrections to existing controls and implement additional controls and procedures that we may deem necessary, and to identify and report any material weakness in our internal control over financial reporting. As a result of this evaluation and testing process, no material weakness was identified or reported as of December 31, 2012.

In future periods, if the process required by law reveals significant deficiencies or material weaknesses, the correction of any such significant deficiencies or material weaknesses could require additional remedial measures that could be costly and time-consuming. In addition, the discovery of material weaknesses could also require the restatement of prior period operating results. If a material weakness exists and is reported as of a future period year-end (including a material weakness identified prior to year-end for which there is an insufficient period of time to evaluate and confirm the effectiveness of the corrections or related new procedures), we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price and potentially subject us to litigation.

No system of internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected. As a result, we cannot assure you that significant deficiencies or material weaknesses in our internal control over financial reporting will not be identified in the future.

Our controls and procedures may fail or be circumvented which could have a material adverse effect on our business, results of operations and financial condition.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

We have authorized but unissued preferred stock, which could affect rights of holders of common stock.

Our articles of incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be issued as a method of discouraging a takeover attempt. Although we do not intend to issue any preferred stock at this time, we may do so in the future.

Provisions in our articles of incorporation and our bylaws, as amended, and the Florida Business Corporation Act could make it more difficult to acquire us and may reduce the market price of our common stock.

Our articles of incorporation and our bylaws presently contain certain provisions which may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of FedNat and offering a premium over the current market price of our common stock. These provisions include those which:

•	prohibit cumulative voting in the election of our directors,
•	establish a classified board of directors with staggered three-year terms,
•	provide that the written request of shareholders holding not less than one-third of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,
•	establish advance notice and disclosure procedures for shareholders to bring matters, including nominations for election to our board, before a meeting of our shareholders, and
•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting.

As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

The Florida Business Corporation Act, as amended, contains provisions, which our directors have elected not to opt out of, that are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of the Company. These provisions may discourage altogether takeover attempts that have not been approved by our board. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock. For additional information, please see the “Description of our Capital Stock” section beginning on page 2 of the accompanying prospectus.

As a holding company, we depend on the earnings of our subsidiaries and their ability to pay management fees and dividends to the holding company as the primary source of our income.

We are an insurance holding company whose primary assets are the stock of our subsidiaries. Our operations, and our ability to pay dividends or service future potential debt, are limited by the earnings of our subsidiaries and their payment of their earnings to us in the form of management fees, commissions, dividends, loans, advances or the reimbursement of expenses. These payments can be made only when our subsidiaries have adequate earnings. In addition, dividend payments made to us by our insurance subsidiary are restricted by Florida law governing the insurance industry. Generally, Florida law limits the dividends payable by insurance companies under complicated formulas based on the subsidiary's available capital and earnings.

Payment of dividends in the future will depend on our earnings and financial position and such other factors, as our board of directors deems relevant. Moreover, our ability to continue to pay dividends may be restricted by regulatory limits on the amount of dividends that our insurance subsidiaries are permitted to pay to the holding company.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We have not allocated specific amounts of the net proceeds from this offering for any specific purpose. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering after commissions and expenses will be approximately $24,165,000, or approximately $27,831,000 if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds from this offering primarily for general corporate purposes, including as statutory capital in support of our growth. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in our investment portfolio.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2013. Our capitalization is presented:

•	on an actual basis, and
•	on an as-adjusted basis to give effect to the sale of 2,418,605 shares of common stock at the public offering price of $10.75 per share (assuming the net proceeds of the offering are $24,165,000 after deducting the estimated underwriting discount and estimated offering expenses of $1,835,000, and the underwriters’ over-allotment option is not exercised).

The following data should be read together with our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement.

	September 30, 2013 (in thousands, except share data)
	Actual	As Adjusted for this Offering
Cash and short-term investments	$46,994	$71,159
Shareholders’ Equity:
Common stock, $0.01 par value. Authorized 25,000,000 shares; issued and outstanding 8,073,025 and 10,491,630, respectively	81	105
Preferred stock, $0.01 par value. Authorized 1,000,000 shares; none issued or outstanding	—	—
Additional paid-in capital	52,009	76,150
Accumulated other comprehensive income
Unrealized net gains on investments, available for sale	4,273	4,273
Total accumulated other comprehensive income	4,273	4,273
Retained earnings	17,660	17,660
Total shareholders’ equity	$74,023	$98,188

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the Nasdaq Global Market under the symbol “FNHC.” The table below sets forth for the periods indicated the high and low intraday sale prices for common stock on the NASDAQ Global Market for the periods indicated and dividends declared.

	Price Range		Dividends Per Share
	High	Low
2013
Fourth Quarter (through November 19, 2013)	$12.02	$9.80	$0.03	(A)
Third Quarter	$10.98	$8.30	$0.03
Second Quarter	$10.50	$7.00	$0.03
First Quarter	$8.03	$5.26	$0.02
2012
Fourth Quarter	$6.37	$3.02	$0.02
Third Quarter	$6.20	$4.25	—
Second Quarter	$4.99	$3.81	—
First Quarter	$4.50	$3.02	—
2011
Fourth Quarter	$2.96	$2.32	—
Third Quarter	$2.80	$2.30	—
Second Quarter	$3.05	$2.58	—
First Quarter	$3.46	$3.07	—

(A)	Payable on December 2, 2013 to shareholders of record on November 4, 2013.

As of November 19, 2013, there were 54 holders of record of our common shares. The last reported sale price of our common stock on the Nasdaq Global Market on November 19, 2013 was $12.02 per share.

DIVIDEND POLICY

Our Board of Directors has declared regular dividends since the fourth quarter 2012 and increased the amount of such dividends from $0.02 to $0.03 in the second quarter of 2013. This action reflects both our commitment to returning capital to our shareholders and the Board’s confidence in our business plan.

In the first quarter of 2010, we paid quarterly dividends of $0.06 per share. No further dividends were paid in 2010 or 2011 pursuant to applicable regulatory requirements and our consent order with the Florida OIR, which required that we not expend capital on the payment of dividends or the buyback of our common stock until FNIC experiences two consecutive quarters with an underwriting profit.

Payment of dividends in the future will depend on our earnings and financial position and such other factors as our Board of Directors deems relevant. Moreover, our ability to continue to pay dividends may be restricted by regulatory limits on the amount of dividends that FNIC is permitted to pay to the parent company.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated November 19, 2013, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase, on a firm commitment basis, and we have agreed to sell to them, the number of shares of common stock set forth opposite their names below:

Underwriter	Number of Shares
Raymond James & Associates, Inc.	1,934,884
Janney Montgomery Scott LLC	483,721
Total	2,418,605

The underwriting agreement provides that the obligation of the underwriters to purchase and accept delivery of the common stock offered by this prospectus supplement are subject to approval by their counsel of legal matters and to certain other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all of the shares of common stock offered by this prospectus supplement, if any are purchased, other than those covered by the option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 362,790 of additional shares of common stock solely to cover over-allotments, at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus supplement are sold.

Commission and Discounts

The underwriters propose to offer shares of our common stock directly to the public at the public offering price indicated on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.387 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.05 per share to other dealers. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement. The per share of common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the per share and total underwriting discount that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Over- Allotment	Total With Over- Allotment
Public offering price	$10.750	$26,000,004	$29,899,996
Underwriting discount	$0.645	$1,560,000	$1,794,000
Proceeds, before expenses, to us	$10.105	$24,440,004	$28,105,996

We estimate that the total expenses of the offering payable by us, excluding the underwriting discount, will be approximately $275,000.

Indemnification

We have agreed to indemnify the underwriters and their controlling persons against various liabilities, including certain liabilities for misstatements and omissions in the registration statement, this prospectus supplement and the accompanying prospectus, including liabilities under the Securities Act, and inaccuracies in the representations and warranties in the underwriting agreement. We have also agreed to contribute to payments the underwriters may be required to make because of any of those liabilities.

Lock-up Agreements

Each of our directors and executive officers have agreed, subject to certain limited exceptions, for a period of 90 days after the date of the final prospectus supplement relating to this offering, not to directly or indirectly, without the prior written consent of Raymond James & Associates, Inc.: (a) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any securities held or acquired by the person after the date of this prospectus supplement, or that may be deemed to be beneficially owned by the person or (b) exercise or seek to exercise or effectuate in any manner any rights of any nature that the person has or may have hereafter to require us to register under the Securities Act, the sale, transfer or other disposition of any of our securities held by the person or acquired after the date of this prospectus supplement, or deemed to be beneficially owned by the person or entity, or to otherwise participate as a selling securityholder in any manner in any registration by us under the Securities Act.

In addition we have agreed that for 90 days after the date of the final prospectus supplement relating to this offering, we will not directly or indirectly without the prior written consent of Raymond James & Associates, Inc., (a) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock (other than the common stock issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights), or sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock (other than the grant of options pursuant to option plans existing on the date hereof), (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of common stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (c) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities issued by us or (d) publicly disclose the intention to do any of the foregoing.

The lock-up periods described in the preceding paragraphs will automatically be extended if (a) during the last 17 days of the lock-up period, we issue an earnings release or announce material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, then the lock-up periods shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Raymond James & Associates, Inc. waives, in writing, such extension. Raymond James & Associates, Inc. may release any of the securities subject to these lock-up agreements at any time without notice.

Price Stabilization, Short Positions and Penalty Bids

Until this offering is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members to bid for and purchase shares of our common stock. As an exception to these rules, the underwriters may engage in certain transactions that stabilize the price of our common stock. These transactions may include short sales, stabilizing transactions, purchases to cover positions created by short sales and passive market making. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

In connection with this transaction, the underwriters may engage in passive market making transactions in the common stock, prior to the pricing and completion of this offering. Passive market making is permitted by Regulation M of the Securities Act and consists of displaying bids no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriter a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result the price of our common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities. If these activities are commenced, they may be discontinued by the underwriters without notice at any time. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Listing

Our common stock is quoted on the Nasdaq Global Market under the symbol “FNHC.”

Affiliations

Certain of the underwriters and their affiliates may have provided, and may in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, plus out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services. In addition to investment banking services that the underwriters and their affiliates provide from time to time, we have banking and brokerage transactions in the ordinary course of business with certain of the underwriters and their affiliates. It is expected that we will continue to use the underwriters and their affiliates for various services in the future.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by the law firm of Broad and Cassel, Miami, Florida.

Dykema Gossett PLLC, Bloomfield Hills, Michigan, advised the underwriters in connection with this offering of common stock.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012 have been audited by De Meo Young McGrath, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon the firm's authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. Our common stock is traded on the Nasdaq Global Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the Nasdaq Global Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current report on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act available free of charge on our website at www.FedNat.com, as soon as reasonably practicable after they are electronically filed with the SEC. The information on our website is not part of this prospectus supplement, except to the extent filed with the SEC and specifically incorporated herein by reference. You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Federated National Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, FL 33323
Telephone: 800-293-2532

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013;
•	our Current Reports on Form 8-K filed on February 8, 2013, February 21, 2013, March 8, 2013, July 1, 2013, August 7, 2013, September 12, 2013, as amended on September 17, 2013, and November 20, 2013; and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed on October 10, 1998, including any amendments or reports filed for the purposes of updating such description.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this prospectus supplement relates shall be deemed to be incorporated by reference into this prospectus supplement.

Information that we file later with the SEC and that is incorporated by reference in this prospectus supplement will automatically update and supersede information contained in this prospectus supplement as if that information were included in this prospectus supplement.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

PROSPECTUS

$30,000,000

Common Stock, Preferred Stock, Debt Securities, Warrants and Units

Offered by

Federated National Holding Company

We will provide the specific terms of these securities and the prices and terms of any offerings of the securities in supplements to this prospectus. You should read this prospectus and any supplements carefully before you invest.

Our common stock is listed on the NASDAQ Global Market under the symbol “FNHC.” On September 17, 2013, the closing price of our common stock, as reported by the NASDAQ Global Market, was $8.43 per share.

We may offer these securities directly to investors, through agents, underwriters or dealers on a continuous or delayed basis. Each prospectus supplement will provide the terms of the plan of distribution relating to each offering of securities.

Investing in our securities involves risks, which we describe in our Annual Report on Form 10-K and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus, as described in “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2013

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering securities and soliciting offers to buy securities only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, any related prospectus supplement or any document incorporated by reference into this prospectus is accurate only as of the date of the document containing the information.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “forecast,” “guidance,” “indicate,” “intend,” “may,” “might,” “outlook,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” “will,” “would,” “will be,” “will continue” or the negative thereof or other variations thereon or comparable terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve a number of risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Management cautions that the forward-looking statements contained in this prospectus and the information incorporated by reference are not guarantees of future performance, and we cannot assume that such statements will be realized or the forward-looking events and circumstances will occur. Some of the factors that could cause actual results to differ from our expectations are:

•	uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;
•	the costs of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors;
•	the impact of new regulations adopted in Florida and in other states in which we do business that affect the property and casualty insurance market;
•	our ability to obtain regulatory approval for requested rate changes and the timing thereof;
•	weather conditions (including the severity and frequency of storms, hurricanes, tornados and hail);
•	inflation and other changes in economic conditions (including changes in interest rates and financial markets);
•	legislative and regulatory developments;
•	the outcome of various litigation matters pending against us, including the terms of any settlements;
•	dependence on investment income and the composition of our investment portfolio;
•	the adequacy of our liability for loss and loss adjustment expense;
•	insurance agents;
•	claims experience and catastrophe losses;
•	ratings by industry services;
•	reliance on key personnel;
•	acts of war and terrorist activities;
•	court decisions and trends in litigation and health care and auto repair costs; and
•	other factors set forth in this prospectus, any related prospectus supplement or in our other filings with the Securities and Exchange Commission, or the SEC.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see “Risk Factors” in our Annual Report on Form 10-K and in the prospectus supplement and other documents we subsequently file with the SEC.

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Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference into this prospectus are made only as of the date hereof. We do not undertake and specifically decline any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by applicable law.

In making your decision, you should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. You must rely on your own examination of our company.

This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. We will make conformed copies of the actual documents available to you upon request.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process, relating to the common stock, preferred stock, debt securities, warrants and units described in this prospectus. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total offering price of $30,000,000.

This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus forms a part.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Unless the context otherwise requires, the term(s) the “Company,” “FNHC,” “we,” “us” and “our” refer to Federated National Holding Company and our subsidiaries.

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FEDERATED NATIONAL HOLDING COMPANY

We are an insurance holding company that controls substantially all steps in the insurance underwriting, distribution and claims processes through our subsidiaries and our contractual relationships with our independent agents and general agents.

We are authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, commercial general liability, federal flood, personal automobile, personal umbrella, and various other lines of insurance in Florida and certain other states. We market and distribute our own and third-party insurers’ products and our other services through a network of independent agents. We also utilize a select number of general agents for the same purpose.

We write primarily homeowners’ policies through our primary insurance subsidiary is Federated National Insurance Company, or Federated National. Federated National is licensed as an admitted carrier in Florida. An admitted carrier is an insurance company that has received a license from the state department of insurance giving the company the authority to write specific lines of insurance in that state. Through contractual relationships with a network of approximately 3,000 independent agents, of which approximately 900 actively sell and service our products, Federated National is authorized to underwrite homeowners’, commercial general liability, fire, allied lines and personal and commercial automobile insurance in Florida. Federated National is also licensed as an admitted carrier in Alabama, Louisiana, Georgia and Texas, and underwrites commercial general liability insurance in those states and underwrites personal automobile insurance in Georgia and Texas.

Federated National also operates as a non-admitted carrier in Arkansas, California, Kentucky, Maryland, Missouri, Nevada, Oklahoma, South Carolina, Tennessee and Virginia, and can underwrite commercial general liability insurance in all of these states.

We were incorporated in Florida in 1991 and changed our name from 21st Century Holding Company to Federated National Holding Company on September 11, 2012. Our principal executive offices are located at 14050 N.W. 14th Street, Suite 180, Sunrise, Florida 33323, and our telephone number is (954) 581-9993.

For further information regarding us and our financial information, you should refer to our filings with the SEC. See “Incorporation of Certain Information by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement or in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Where You Can Find More Information.”

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds from the sale of the offered securities for repayment of indebtedness, capital expenditures, working capital and other general corporate purposes. Until we use the net proceeds in the manner described above, we may temporarily use them to make short-term investments or reduce short-term borrowings.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of our capital stock does not constitute a complete description of all of the terms of our capital stock and should be read in conjunction with our articles of incorporation and by-laws which have been filed by us with the SEC.

Capital Stock

Our authorized capital stock currently consists of:

•	25,000,000 shares of common stock, $0.01 par value, and
•	1,000,000 shares of preferred stock, $0.01 par value.

As of September 17, 2013, we had outstanding 8,316,861 shares of our common stock and no shares of preferred stock. In addition, we currently have reserved for issuance under our equity incentive compensation plans (including shares issuable upon the exercise of outstanding options) a total of 1,638,093 shares of our common stock.

The following summary describes the material terms of our common stock and our preferred stock. The description of our capital stock is qualified by reference to our articles of incorporation and by-laws.

Common Stock

As of September 17, 2013, there were 8,316,861 shares of our common stock outstanding held by approximately 55 shareholders of record.

Dividends.  Subject to the rights of the holders of our preferred stock, holders of shares of our common stock are entitled to receive dividends that may be declared by our board of directors out of legally available funds.

Voting Rights.  Except as otherwise required by law or as may be provided in the resolutions of the board of directors authorizing the issuance of any class or series of preferred stock, the holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders and do not have cumulative voting rights. Holders of our common stock entitled to vote in any election of directors may elect by a plurality of the votes cast for nominees for election to our board of directors.

Liquidation Rights.  Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, and after the holders of our preferred stock have been paid in full the amounts to which they are entitled, if any, the holders of our common stock are entitled to share ratably in all assets available for distribution after payment in full to our creditors and holders of our preferred stock, if any.

Other Provisions.  The holders of our common stock are not entitled to preemptive or similar rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that our board of directors may designate and we may issue in the future.

Preferred Stock

We are currently authorized to issue up to 1,000,000 shares of preferred stock, none of which are issued and outstanding. Our board of directors, in its sole discretion, may designate and issue one or more classes or series of preferred stock from our authorized and unissued shares of preferred stock. Subject to limitations imposed by law or our articles of incorporation, our board of directors is empowered to determine:

•	the voting rights, whether special or conditional, full or limited, of each class or series of preferred stock,
•	the designation of and the number of shares comprising the class or series of preferred stock,
•	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series,

•	the redemption prices and terms applicable, if any, to any class or series of preferred stock,
•	whether or not the shares of a class or series will be subject to a retirement or sinking fund and the terms applicable thereto,
•	the dividend rights and dividend rate, if any, for any class or series of preferred stock,
•	the amounts payable on the series upon our liquidation, dissolution or winding-up,
•	the terms and conditions of any conversion rights for the class or series of preferred stock, if any, and
•	the terms and conditions of any other special rights and protective provisions that the board of directors deems advisable.

We have no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change-in-control of FNHC.

Florida Statutory Anti-Takeover Provisions

General.  The Florida Business Corporation Act, as amended, or the FBCA, contains provisions that apply to us and that are designed to enhance the ability of our board to respond to and potentially defer attempts to acquire control of FNHC. These provisions may discourage altogether takeover attempts which have not been approved by our board of directors. This could include takeover attempts that our non-affiliate shareholders deem to be in their best interest and which may represent a current premium for their shares in relation to prevailing market prices of our common stock on the NASDAQ Global Market. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and, therefore, deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of our incumbent directors and management more difficult. These provisions may enable a minority of our directors and the holders of a minority of our outstanding voting stock or the holders of an existing control block to prevent, delay, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of a majority of our non-affiliate shareholders. These provisions could also potentially adversely affect the market price of our common stock.

The following summarizes the anti-takeover provisions contained in the FBCA.

Authorized but Unissued Stock.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable our board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of FNHC. The perception in the market of a large number of authorized but unissued shares of our common and preferred stock could have a negative impact on the price of our common stock.

Evaluation of Impact of Acquisition Proposals on Non-Shareholder Constituencies.  The FBCA expressly permits our board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider in addition to shareholder interests all relevant factors, including, without limitation, the social, legal, and economic effects on our employees, customers and suppliers and our subsidiaries, on the communities and geographical areas in which they operate. Our board may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and our then current value in a freely negotiated transaction. Our board of directors believes that these provisions are in our long-term best interests and those of our shareholders.

Control Share Acquisitions.  We are subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within specified putative voting ranges will not possess voting rights in the election of our directors unless the voting rights associated with the shares are approved by a majority vote of our disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any of our officers or employees who is also a director. The specific share acquisition ranges that implicate these provisions of the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power,
•	acquisitions of shares possessing one-third or more but less than a majority of all voting power, or
•	acquisitions of shares possessing a majority of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders’ meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables us to provide for the redemption under certain circumstances of control shares with no voting rights.

These provisions do not apply to shares acquired under, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of Florida law and to which we are a party, or an acquisition of shares previously approved by our board of directors.

Affiliated Transactions with Interested Shareholders.  We are subject to the Florida affiliated transactions statute, which generally requires the approval of the holders of 66 2/3% of our outstanding voting shares, other than the shares owned by an “interested shareholder” — generally, any person who is the beneficial owner of more than 10% of the outstanding voting stock of FNHC — to effectuate an affiliated transaction. An “affiliated transaction” is a transaction that involves FNHC and an interested shareholder or an affiliate of an interested shareholder, including, among others, a merger, a sale of assets, a sale of shares, a liquidation, or a reclassification of securities and loans. The special voting requirement does not apply in certain specified circumstances. These provisions could prohibit or delay the announcement or consummation of mergers or other takeover or change-in-control attempts of FNHC. Accordingly, these provisions may discourage attempts to acquire FNHC.

Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation and bylaws currently contain certain provisions that may make it more difficult and time-consuming for shareholders or third parties to influence our management, policies or affairs, and may discourage, delay or prevent a transaction involving a change-in-control of FNHC offering a premium over the current market price of our common stock. These provisions include those that:

•	prohibit cumulative voting in the election of our directors,
•	establish a classified board of directors with staggered three-year terms,
•	provide that the written request of shareholders holding not less than one-third of all votes entitled to be cast on an issue is required for shareholders to call special meetings of our shareholders,
•	provide for 25,000,000 shares of authorized common stock,
•	provide for 1,000,000 shares of authorized preferred stock, and
•	eliminate the ability of shareholders to take action by written consent in lieu of a shareholder meeting,
•	establish advance notice and disclosure procedures for shareholders to bring matters before a meeting of our shareholders,
•	provide that directors may only be removed from office prior to the expiration of his or her term for cause and upon the affirmative vote of at least two-thirds of the outstanding capital stock entitled to vote for the election of directors,
•	establish advance notice and disclosure requirements for shareholder nomination of directors, and
•	establish supermajority voting requirements to amend the antitakeover provisions included in the articles of incorporation and bylaws.

These provisions could also discourage proxy contests and make it more difficult for our shareholders to elect directors and cause us to take extraordinary corporate actions. In addition, the existence of these provisions, together with Florida law, might hinder or delay an attempted takeover other than through negotiations with our board. As a result, we may be less likely to receive unsolicited offers to acquire us that some of our shareholders might consider beneficial.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,
•	a transaction in which the individual derived an improper personal benefit,
•	in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or
•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation further provide that we may insure, will indemnify and will advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law.

Our bylaws provide that we will indemnify, or advance expenses to, to the fullest extent authorized by the FBCA, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he or she (a) is or was a director of FNHC, (b) is or was serving at the request of FNHC as a director of another corporation, (c) is or was an officer of FNHC, provided that he or she is or was at the time a director of FNHC, or (d) is or was serving at the request of FNHC as an officer of another corporation, provided that he or she is or was at the time a director of FNHC or a director of such other corporation, serving at the request of FNHC.

We are also a party to indemnification agreements with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling FNHC pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Registrar and Transfer Company is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. We will describe the particular terms of a series of debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered, in the prospectus supplement relating to the offered debt securities. If indicated in a prospectus supplement, the terms of any series of debt securities may differ from the terms summarized below.

The debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, in this case, Wilmington Trust, National Association, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles:

•	First, subject to some limitations, the trustee can enforce your rights against us if we default.
•	Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the “indentures.”

Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

General

The debt securities will be unsecured obligations of FNHC. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future Senior Indebtedness (as defined in the subordinated indenture).

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.
•	The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.
•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.
•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.
•	The place or places, if any, other than or in addition to the other than the Corporate Trust Office of the Trustee, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.
•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.
•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.
•	Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.
•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.
•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities.
•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.
•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.
•	If the debt securities are not to be issued in book-entry form only and held by The Depository Trust Company, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.
•	If other than US dollars, the currency or currencies of such debt securities.
•	The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.
•	The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.
•	Whether such debt securities will be convertible into or exchangeable for any other securities and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.
•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.
•	Whether and under what circumstances we will pay additional amounts to holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.
•	Any other terms of the debt securities that are consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or any interest on, debt securities will include additional amounts if required by the terms of such debt securities.

The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under an indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under an indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee.

If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio,
•	the conversion or exchange period, or how such period will be determined,
•	if conversion or exchange will be mandatory or at the option of the holder or FNHC,
•	any requirements with respect to the reservation of shares of securities for purposes of conversion,
•	provisions for adjustment of the conversion price or the exchange ratio, and
•	provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities, or
•	if so provided in the prospectus supplement, as bearer securities (unless otherwise stated in the prospectus supplement, with interest coupons attached), or
•	in global form, or
•	in denominations that are even multiples of $1,000, in the case of registered securities, and in even multiples of $5,000, in the case of bearer securities, unless otherwise specified in the applicable prospectus supplement.

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the aggregate principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee in Minneapolis, Minnesota. That office is currently located at 50 South Six Street, Suite 1290. The trustee maintains the list of registered holders and acts as our securities registrar for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our securities registrar or we may act as our own securities registrar. If we designate additional securities registrars, they will be named in the prospectus supplement. We may cancel the designation of any particular securities registrar. We may also approve a change in the office through which any securities registrar acts. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may in certain circumstances be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership and/or transfer documentation.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Registrar and Paying Agent

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in Minneapolis, Minnesota. That office is currently located at 50 South Six Street, Suite 1290. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of FNHC in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in US dollars may be made, at the office of our paying agent in Wilmington, Delaware if (but only if) payment of the full amount in US dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, subject to any applicable unclaimed property laws, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon acceleration, optional redemption, required purchase or otherwise.
•	We do not pay interest on a debt security of such series within 30 days of its due date whether at maturity, upon redemption or upon acceleration.
•	We remain in breach of a covenant in respect of debt securities of such series for 30 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.
•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.
•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be added to or modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an event of default has occurred and has not been cured with respect to one or more series of debt securities, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. Only a portion of the principal is payable if the securities were issued at a discount. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of Senior Indebtedness. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) we have paid or deposited with the trustee a sum sufficient in cash to pay all principal, interest and additional amounts, if any, which have become due other than by the declaration of acceleration of maturity, (2) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (3) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity”. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy accruing upon any event of default will be treated as a waiver of such right, remedy or event of default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured.
•	The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.
•	The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.
•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, notwithstanding the conditions described above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

Merger or Consolidation

Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities;
•	immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;
•	we must deliver certain certificates and documents to the trustee; and
•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Approval of Each Holder

First, there are changes that cannot be made to your debt securities without the approval of each holder. Following is a list of those types of changes:

•	changing the stated maturity of the principal of or interest on a debt security,
•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default,
•	adversely affecting any right of repayment at the holder’s option,
•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security,
•	impairing your right to sue for payment or to convert or exchange a security,
•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities,
•	in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness,
•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture,
•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults,
•	reducing the requirements for quorum or voting with respect to the debt securities,
•	modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements,
•	changing any of our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances, and
•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote

The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under “— Changes Requiring Approval of Each Holder” unless we obtain your individual consent to the waiver.

Changes not Requiring Approval

The third type of change does not require any vote by holders of outstanding debt securities. This type is limited to clarifications; curing ambiguities, defects or inconsistencies and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Qualifying or maintaining the qualification of the indentures under the Trust Indenture Act does not require any vote by holders of debt securities.

Further Details Regarding Voting

When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default, and
•	for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Satisfaction and Discharge

The indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when (1) all debt securities of that series have been delivered to the trustee for cancellation or (2) the following conditions have been satisfied:

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;
•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);
•	we have paid or caused to be paid all other sums payable under the indentures in respect of that series; and
•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance

If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.
•	Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize income, gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under “— Subordination.”

Covenant Defeasance

Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.
•	deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
•	comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and
•	the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Ranking

Unless provided otherwise in the applicable prospectus supplement, the debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See “— Subordination” for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

Subordination

Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our Senior Indebtedness as such term is defined in the subordinated indenture. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our Senior Indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the Senior Indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances may include the following:

•	We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of FNHC, or as part of an assignment or marshalling of our assets for the benefit of our creditors.
•	We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.
•	The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and payable and immediately payable or may be automatically accelerated due to an event of default as described under “— Events of Default.”

In addition, in general, we will not be permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our Senior Indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of Senior Indebtedness to accelerate the maturity of the Senior Indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the Senior Indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent, a holder of Senior Indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of FNHC that is owed a specific amount but who owns neither our Senior Indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of Senior Indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of Senior Indebtedness we are permitted to have and we may in the future incur additional Senior Indebtedness.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.

The Trustee

The initial trustee under each indenture is Wilmington Trust, National Association, which will also be the initial paying agent and registrar for the debt securities.

Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indentures, subject to the Trustee's receipt of indemnity if so requested, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indentures, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of FNHC, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

In the event that an entity is the trustee under both the senior indenture and the subordinated indenture, and a conflict of interest arises as a result, the trustee must resign as trustee under (1) either of the indentures or, if this does not eliminate the conflict of interest, (2) both the indentures.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of Florida.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock, or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

•	the title of the warrants,
•	the offering price, if any,
•	the aggregate number of warrants,
•	the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants,
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security,
•	the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable,

•	the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased,
•	the date on which the right to exercise the warrants shall commence and the date on which that right shall expire,
•	the minimum or maximum amount of the warrants which may be exercised at any one time,
•	any provisions for change to or adjustments in the exercise price,
•	any antidilution provisions warrants,
•	information with respect to the book-entry procedures, if any,
•	a discussion of certain federal income tax considerations, and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, debt securities, warrants or any combination of those securities. The applicable prospectus supplement will describe the terms of any units and the related offering in respect of which this prospectus is being delivered, including the following:

•	the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately or exchanged for or converted into any other securities;
•	the terms of any unit agreement governing the units;
•	if applicable, a discussion of federal income tax consequences; and
•	the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell the offered securities in any one or more of the following ways from time to time:

•	through agents,
•	to or through underwriters,
•	through dealers,
•	directly to one or more purchasers, or
•	through remarketing firms.

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents and the amount underwritten,
•	the purchase price of the offered securities and the proceeds to us from such sale,
•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation,
•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and
•	any securities exchange on which such offered securities may be listed.

Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

Each series of the offered securities will be a new issue and, other than the shares of common stock which are quoted on the NASDAQ Global Market, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include over-allotment, short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Broad and Cassel, a partnership including professional associations, Miami, Florida, will issue an opinion about certain legal matters with respect to the securities, including the validity of the securities issued hereunder.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by DeMeo Young McGrath, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information with the SEC. You may inspect and copy such reports, proxy statements and other information, without charge, at the public reference facilities of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. You can also obtain such materials on the SEC’s site on the Internet at http://www.sec.gov. You can also obtain copies by mail at prescribed rates. Requests for copies should be directed to the SEC at 100 F Street, N.E., Washington, D.C. 20549-2736. FNHC’s common stock is traded on the NASDAQ Global Market and, as a result, you can also inspect the periodic reports, proxy statements and other information filed by us with the SEC at the offices of the NASDAQ Global Market, 1735 K Street, N.W., Washington, D.C. 20006. Lastly, we make our annual report on Form 10-K, quarterly reports on Form 10-Q, current report on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act available free of charge on our website at www.fednat.com, as soon as reasonably practicable after they are electronically filed with the SEC. The information on our website is not part of this prospectus, except to the extent filed with the SEC and specifically incorporated herein by reference. You may request a copy of these filings without charge by writing or telephoning our Corporate Secretary at the following address or phone number:

Federated National Holding Company
14050 N.W. 14th Street, Suite 180
Sunrise, FL 33323
Tel: 954-581-9993

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information presented in the registration statement and its exhibits and schedules. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of the terms of those documents that we consider material. If you want a complete description of the content of the documents, you should obtain the documents yourself by following the procedures described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 1, 2013;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;
•	our Current Reports on Form 8-K filed on February 8, 2013, February 21, 2013, March 8, 2013, July 1, 2013, August 7, 2013, and September 12, 2013, as amended on September 17, 2013; and
•	the description of our common stock contained in the Registration Statement on Form 8-A filed on October 10, 1998, including any amendments or reports filed for the purposes of updating such description.

In addition, all other reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this prospectus relates shall be deemed to be incorporated by reference into this prospectus.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report.

2,418,605 Shares
of
Common Stock

Prospectus Supplement

RAYMOND JAMES

JANNEY MONTGOMERY SCOTT

November 20, 2013